Exhibit 99.1
Venture Global Announces Closing of $1.5 Billion Senior Secured Vessel Financing Facility

Arlington, Va. – Venture Global, Inc. (NYSE: VG) announced today that its wholly-owned subsidiary, Venture Global Shipping Holdings, LLC (“VGSH”), has entered into a Credit and Guaranty Agreement providing for a senior secured term loan facility (the “Facility”) in an aggregate principal amount of up to $1,500,000,000. The Facility will mature on June 26, 2032.

Deutsche Bank and ING acted as coordinating lead arrangers for the Facility. ING also serves as facility agent and security trustee.

VGSH intends to use the net proceeds from the Facility for general corporate purposes, including to reimburse Venture Global LNG, Inc. for payments previously made by it or its affiliates in connection with the acquisition of nine LNG carriers, funding certain reserve accounts, and paying transaction fees and expenses.

About Venture Global

Venture Global is an American producer and exporter of low-cost U.S. liquefied natural gas (“LNG”) with over 100 MTPA of capacity in production, construction, or development. Venture Global began producing LNG from its first facility in 2022 and is now one of the largest LNG exporters in the United States. The company’s vertically integrated business includes assets across the LNG supply chain including LNG production, natural gas transport, shipping and regasification. Venture Global’s first three projects, Calcasieu Pass, Plaquemines LNG, and CP2 LNG, are located in Louisiana along the Gulf of America. Venture Global is developing Carbon Capture and Sequestration projects at each of its LNG facilities.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Venture Global’s business strategy, plans and objectives, including the use of proceeds from the financing. Venture Global believes that the expectations reflected in these “forward-looking statements” are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond Venture Global’s control. In addition, assumptions may prove to be inaccurate. Actual results may differ materially from those anticipated or implied in “forward-looking statements” as a result of a variety of factors. These “forward-looking statements” speak only as of the date made, and other than as required by law, Venture Global undertakes no obligation to update or revise any “forward-looking statement” or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.

Investor Contact
Ben Nolan
IR@ventureglobalLNG.com

Media Contact
Shaylyn Hynes

press@ventureglobalLNG.com